EXHIBIT 1
                               [ECI TELECOM LOGO]

              ECI TELECOM TO DISTRIBUTE A PORTION OF ITS SHARES IN
                            ECTEL TO ITS SHAREHOLDERS
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PETAH TIKVA, ISRAEL, March 22, 2004, ECI Telecom Ltd. (Nasdaq: ECIL) today announced that its Board of Directors had decided, in principle, that ECI will distribute 7.6 million of its shares in ECtel Ltd. (Nasdaq: ECTX) to ECI's shareholders. ECI currently holds approximately 10.5 million, or 58%, of ECtel's shares. After distribution of the shares, ECI would still remain a large shareholder of ECtel, holding approximately 16% of ECtel's outstanding shares. Following the distribution, ECI will no longer consolidate ECtel`s results in its financial statements.

The distribution of the shares is subject to approval by the Tel Aviv District Court, the consent of ECI's banks and a ruling from the tax authorities. The Board intends to declare the distribution and fix the record date when these approvals are obtained, which ECI expects will happen in May. At such time, the Board will also determine the precise number of ECtel shares to be distributed for each outstanding ECI share and how fractional shares will be treated. In addition, ECI will provide shareholders with other basic information with respect to the distribution, including tax treatment in Israel and the U.S.

Commenting, Doron Inbar, President and CEO of ECI Telecom said, "We believe that distributing a portion of our shares in ECtel to our shareholders will increase the liquidity of ECtel's shares and broaden ECtel's shareholder base. It will allow ECI's management to focus on growing ECI's core business and returning it to profitability. ECI will remain a large shareholder of ECtel because it believes in the future of its business under its new management team. ECI expects to retain a seat on ECtel's Board and remains committed to the success of ECtel."

About ECI Telecom

ECI Telecom provides advanced telecommunications solutions to leading carriers and service providers worldwide. By translating a deep understanding of its customers' needs into innovative, technologically excellent solutions, ECI enables its customers to increase the value of their networks and reduce operating expenses. ECI's platforms enable carriers and service providers to easily introduce new revenue-generating services. ECI has pioneered key technologies including voice compression, SDH, DSL, and has enabled the establishment of global networks. ECI specializes in metro optical networks, broadband access, bandwidth management and carrier-class VoIP solutions.

Certain statements in this release may contain forward-looking information with respect to plans, projections, or future performance (including guidance on future financial performance) of the Company. By their nature, forward-looking statements

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involve certain risks and uncertainties including, but not limited to, receipt of approvals required in order to effect the contemplated share distribution, actual revenues earned from announced contracts, the general deterioration of the global economy and slowdown in expenditures by telecommunications service providers, our net losses and possibility of future net losses, rapid technological change in our markets, competitive factors, price erosion in the market for certain of our products, dependence on large customers, fluctuations in our quarterly and annual results, potential inability to raise additional funds, if needed, on favorable terms, risks associated with international sales, fluctuations in the results of our subsidiary ECtel, as well as ECtel's ability to complete the sale of its government business, risks relating to our intellectual property, integration of recently combined operations, substantial outstanding line of credit and related loan to one of our customers and its affiliate, unexpected tax demands, currency fluctuations, potentially disruptive acquisitions, dependence on limited suppliers and subcontractors, as well as risks related to operations in Israel, and other risks detailed in the Company's annual report on Form 20-F for the year ended December 31, 2002, as amended, and other filings with the Securities and Exchange Commission.

Contact: Investor Relations, ECI Telecom:
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Israel:  Daniel Chertoff +(972)-3-926-6255 email: daniel.chertoff@ecitele.com